NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT. INCORPORATED UNDER THE LAWS OF THE BRITISH VIRGIN ISLANDS. PAR VALUE: $0.001 CUSIP NO. G8883T 10 4 Is the record holder of Fully paid and non-assessable Common Shares of TIANLI AGRITECH, INC. transferable on the books of the Company in person or by attorney upon surrender of this certificate duly endorsed or assigned. This certificate and the shares represented hereby are subject to the laws of the British Virgin Islands, and to the Articles and Memorandum of Association of the Company, as now or hereafter amended. This certificate is not valid until countersigned by the Transfer Agent. Witness the facsimile seal of the Company and the facsimile signature of its duly authorized officer. Dated: CHIEF EXECUTIVE OFFICER NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT Countersigned b y PACIFIC Las Vegas, Nevada STOCK TRANSFER PANY Authorized Signature